FOR IMMEDIATE RELEASE
FRIDAY, SEPTEMBER 9, 2011

HURCO REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA, — September 9, 2011, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $4,575,000, or $0.70 per diluted share, for its third fiscal quarter ended July 31, 2011, compared to a net loss of $1,173,000, or $(0.18) per diluted share, for the corresponding period in fiscal 2010.  For the first nine months of fiscal 2011, Hurco reported net income of $8,470,000, or $1.30 per diluted share, compared to a net loss of $4,582,000, or $(0.71) per diluted share, for the corresponding period in fiscal 2010.

Sales and service fees for the third quarter of fiscal 2011 totaled $50,573,000, an increase of $24,099,000, or 91%, from the third quarter of fiscal 2010.  A weaker U.S. Dollar when translating foreign sales to U.S. Dollars had a favorable impact of approximately 12%, or $3,252,000 for the quarter-to-quarter comparison.  Sales and service fees for the first nine months ended July 31, 2011 totaled $131,829,000, an increase of $60,651,000, or 85%, from the corresponding period in fiscal 2010.  A weaker U.S. Dollar when translating foreign sales to U.S. Dollars had a favorable impact of approximately 5%, or $3,322,000, for the nine month period-to-period comparison.

The following table sets forth sales and service fees by geographic region for the third quarter and first nine months of fiscal 2011 and 2010, respectively:

Sales and Service Fees by Geographic Region

	Three Months Ended			Nine Months Ended
	July 31,				July 31,
			%			%
	2011	2010	Change	2011	2010	Change
North America	$13,119	$7,208	82%	$35,718	$19,114	87%
Europe	31,305	15,896	97%	79,881	43,254	85%
Asia Pacific	6,149	3,370	82%	16,230	8,810	84%
Total	$50,573	$26,474	91%	$131,829	$71,178	85%

The increase in sales for all regions was driven by higher customer demand as a result of the rebound in industrial manufacturing activity and Hurco’s ability to increase production to meet this demand.  During the third quarter of fiscal 2011, unit shipments increased from the corresponding quarter in fiscal 2010 by 57% in North America, 69% in Europe, and 78% in the Asia Pacific sales region.   Unit shipments in those three sales regions for the first nine months of fiscal 2011 increased over the prior year period by 88%, 67% and 67%, respectively.

The following table sets forth orders by geographic region for the third quarter and first nine months of fiscal 2011 and 2010, respectively:

Orders by Geographic Region

	Three Months Ended			Nine Months Ended
	July 31,				July 31,
			%			%
	2011	2010	Change	2011	2010	Change
North America	$9,116	$7,832	16%	$36,693	$21,930	67%
Europe	22,617	15,666	44%	98,660	45,830	115%
Asia Pacific	8,073	4,515	79%	21,327	11,449	86%
Total	$39,806	$28,013	42%	$156,680	$79,209	98%

Orders in the third quarter of fiscal 2011 increased by $11,793,000, or 42%, over the corresponding prior year period.  Sales outpaced orders by $10,767,000, as a result of an increased order level in the preceding quarter, as customers placed orders in advance of an announced price increase.  The impact of currency translation on orders booked in the third quarter and first nine months of fiscal 2011 was consistent with the impact on sales.

Hurco’s third quarter 2011 gross profit was $15,850,000, or 31% of sales, compared to $4,659,000, or 18% of sales, for the same period in fiscal 2010.  Gross profit was $40,192,000, or 30% of sales, for the first nine months of fiscal 2011 compared to $13,316,000, or 19% of sales, for the first nine months of fiscal 2010.   The year-over-year improvement in gross profit was primarily related to increased sales in Europe, the primary market for Hurco’s higher performance VMX series machines, and the increased efficiency realized from higher production levels during fiscal 2011.  However, gross profit for the first nine months of fiscal 2011 was adversely impacted by cost increases for metals and an appreciated Taiwanese Dollar compared to the same fiscal period in 2010.  A price increase was implemented at the end of the second quarter of fiscal 2011 in an effort to offset these higher costs.

Selling, general and administrative expenses were $9,317,000, or 18% of sales, for the third quarter of fiscal 2011 compared to $6,994,000, or 26% of sales, for the third quarter of fiscal 2010.  Selling, general and administrative expenses were $27,401,000, or 21% of sales, for the first nine months of fiscal 2011 compared to $20,757,000, or 29% of sales, for the first nine months of fiscal 2010.  While selling, general and administrative expenses increased primarily due to increased sales commissions and operating costs, expenses as a percentage of sales decreased due to higher sales volume.

Cash and cash equivalents totaled $49,139,000 as of July 31, 2011, which was $884,000 higher than the October 31, 2010 balance of $48,255,000.  Inventories at July 31, 2011 were $75,105,000, an increase of $19,239,000, or 34%, from the end of the prior fiscal year primarily due to increased finished goods inventory in Europe of the higher performance VMX series machines to support the current level of customer demand.

Michael Doar, Chief Executive Officer, said, “While the primary contributors to our increased sales and profits continue to be our European and North American markets, I am particularly pleased that we are beginning to see the reward from the investments we made to strengthen sales channels and expand infrastructure and support teams in China and India during the last two years. We have opened four regional applications centers in India and three regional offices in China in 2011. With orders of $8 million and sales of $6 million for Asia this quarter, it is the best quarter for this region in Hurco’s history.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, South Korea and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect international demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
    Vice President & Chief Financial Officer
    317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Sales and service fees	$50,573	$26,474	$131,829	$71,178

Cost of sales and service	34,723	21,815	91,637	57,862
Gross profit	15,850	4,659	40,192	13,316

Selling, general and administrative expenses	9,317	6,994	27,401	20,757
Operating income (loss)	6,533	(2,335)	12,791	(7,441)

Interest expense	47	21	61	43

Interest income	35	24	107	49

Investment income	2	4	9	12

Other expense (income), net	242	55	721	448

Income (loss) before taxes	6,281	(2,383)	12,125	(7,871)

Provision (benefit) for income taxes	1,706	(1,210)	3,655	(3,289)

Net income (loss)	$4,575	$(1,173)	$8,470	$(4,582)

Earnings (losses) per common share

Basic	$0.71	$(0.18)	$1.31	$(0.71)
Diluted	$0.70	$(0.18)	$1.30	$(0.71)

Weighted average common shares outstanding
Basic	6,441	6,441	6,441	6,441
Diluted	6,480	6,441	6,474	6,441

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2011	2010	2011	2010
	(unaudited)		(unaudited)
Gross margin	31%	18%	30%	19%

SG&A expense as a percentage of sales	18%	26%	21%	29%

Operating income (loss) as a percentage of sales	13%	-9%	10%	-10%

Pre-tax income (loss) as a percentage of sales	12%	-9%	9%	-11%

Effective Tax Rate	27%	51%	30%	42%

Depreciation and amortization	1,081	978	3,227	2,811

Capital expenditures	718	498	1,745	1,242

Balance Sheet Data:	7/31/2011	10/31/2010
	(unaudited)
Working capital (excluding cash)	$56,412	$45,713

Days sales outstanding	47	33

Inventory turns	1.6	1.5

Capitalization
Total debt	$854	$-
Shareholders' equity	124,715	114,740
Total	$125,569	$114,740

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	July 31,	October 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$49,139	$48,255
Accounts receivable, net	30,407	20,114
Refundable taxes	4,383	5,093
Inventories, net	75,105	55,866
Deferred income taxes	2,804	2,467
Derivative assets	381	905
Other	5,763	3,508
Total current assets	167,982	136,208

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	16,198	15,095
Leasehold improvements	2,366	2,183
	26,462	25,176
Less accumulated depreciation and amortization	(15,192)	(13,424)
	11,270	11,752

Non-current assets:
Software development costs, less accumulated amortization	5,274	6,042
Other assets	6,209	6,344
	$190,735	$160,346

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$44,332	$30,394
Derivative liabilities	2,017	2,123
Accrued expenses	15,228	9,723
Short-term debt	854	-
Total current liabilities	62,431	42,240

Non-current liabilities:
Deferred income taxes	2,465	2,335
Deferred credits and other obligations	1,124	1,031
Total liabilities	66,020	45,606

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 13,250,000 shares authorized; 6,471,710 and 6,440,851 shares issued; and 6,440,851 and 6,440,851 shares outstanding, as of July 31, 2011 and October 31, 2010, respectively	644	644
Additional paid-in capital	52,476	52,144
Retained earnings	72,294	63,824
Accumulated other comprehensive loss	(699)	(1,872)
Total shareholders' equity	124,715	114,740
	$190,735	$160,346